Exhibit 28 (j) under Form N-1A
Exhibit 8 under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information dated January 31, 2022.

We also consent to the incorporation by reference of our report dated January 24, 2022, with respect to the financial statements and financial highlights of Federated Hermes Investment Series Funds, Inc. (comprising Federated Hermes Corporate Bond Fund) included in its Annual Report to Shareholders (Form N-CSR) for the year ended November 30, 2021, into this Post-Effective Amendment No. 63 to the Registration Statement (Form N-1A, File No. 33-48847), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 24, 2022